MEDIENT STUDIOS, INC
&
SHORE DEVELOPMENT AND CONSTRUCTION, LLC

Contract Agreement Date: March 20, 2014

BETWEEN the Owner:
Medient Studios, Inc.
1635 Old River Road
Bloomingdale, GA 31302

and the Construction Manager:
Shore Development and Construction, LLC
4280 Pace Street
North Charleston, SC 29405

The Project is:
Medient Studioplex
Effingham County, Georgia

The Architect is:
Shaleen Sharma

The Owner's Designated Representative:
Manoj Koshy

The Construction Manager's Designated Representative:
Jeremy Blackburn
President

The Architect's Designated Representative:
Shaleen Sharma

The Owner and Construction Manager agree as follows.

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MEDIENT STUDIOS, INC
&
SHORE DEVELOPMENT AND CONSTRUCTION, LLC

TABLE OF ARTICLES

PREAMBLE
This agreement ("Agreement") between Medient Studios, Inc. ("Medient","Owner","Party") and Shore Development and Construction, LLC ("Construction Manager","Party") (together "Parties") is entered into in good faith by both Parties.

The project of the Medient Studioplex ("Project") to be constructed in Effingham, Georgia represents the vision of Medient and the capabilities of many companies and individuals whose talent and dedication will bring this vision to reality.

The Project is planned as a four-phase construction project with a targeted completion in 2018.

The total Project cost is estimated to be approximately $700,000,000.

Phase One will include the construction of roads, utilities (to include but not limited to power, water, sewage…) and the Studio One (~1,000,000 square feet). Phase One is estimated to cost approximately $50,000,000.

Phase Two will include Medient corporate offices, parking structure and elevated driveway.

Phase Three will include multiplex/gaming center, hotel, boutique hotel, housing, low retail and parking structure.

Phase Four will include Studio Two (~400,000 square feet), high-end retail, "leaf" concert venue and landscaping.

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Phases One, Two Three and Four shall each be referred to as a "Construction Phase" and together as "Construction Phases".

The services, materials and the like required to satisfactorily complete the Project are defined herein as "Work".

ARTICLE 1 GENERAL PROVISIONS

1.1 The Contract Documents

The Contract Documents consist of this Agreement, General Conditions for Construction (GCC201), Drawings, Specifications, and Addenda issued prior to the execution of this Agreement, other documents listed in this Agreement, and Modifications issued after execution of this Agreement, all of which form the Contract between the Parties ("Contract") and are as fully a part of the Contract as if attached to this Agreement or repeated herein. Upon the Owner's approval of the Control Estimate, the Contract Documents will also include the documents described in Section 2.2.4 and revisions prepared by the Architect and furnished by the Owner as described in Section 2.2.5. The Contract represents the entire and integrated agreement between the Parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. If anything in the Contract Documents, other than a Modification, is inconsistent with this Agreement, this Agreement shall govern.

1.2 Relationship of the Parties

The Construction Manager accepts the relationship of trust and confidence established by this Agreement and hereby covenants with the Owner to cooperate with the Architect and exercise the Construction Manager's skill and judgment in furthering the interests of the Owner: to furnish efficient construction administration, management services and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner's interests. The Owner agrees to furnish or approve, in a timely manner, information required by the Construction Manager and to make payments to the Construction Manager in accordance with the requirements of the Contract Documents.

1.3 General Conditions

For the Preconstruction Phase (see Article 2.1 below), GCC Document 20l, General Conditions of the Contract for Construction ("GCC 201"), shall apply only as specifically provided in this Agreement. For the Construction Phase (see Preamble above) the general conditions of the contract shall be as set forth in GCC 201, which document is incorporated herein by reference. The term "Contractor" as used in GCC 201, shall mean the Construction Manager.

1.4 Contract Sum, Contract Time and Change in the Work

The "Contract Sum" is the actual Cost of the Work as defined in Section 6.1.1 plus the Construction Manager's Fee as defined in Section 5.1. The "Contract Time" is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work as certified by the Architect in accordance with Section 9.8 of GCC 201. The Contract Time shall be measured from the date of commencement of the Construction Phase as established pursuant to Section 2.3.1.2. Changes in the Work shall be governed by Section 5.2 of this Agreement and not by Article 7 of GCC 201. If the Contract Time has been established in accordance with Section 2.2.4.5, Article 7 GGC 201 shall control adjustments to the Contract Time.

ARTICLE 2 CONSTRUCTION MANAGER'S RESPONSIBILITIES

The Construction Manager's Preconstruction Phase responsibilities are set forth in Sections 2.1 and 2.2. The Construction Manager's Construction Phase responsibilities are set forth in Section 2.3. The Owner and Construction Manager may agree, in consultation with the Architect, for the Construction Phase to commence prior to completion of the Preconstruction Phase, in which case, both said Phases will proceed

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concurrently. The Construction Manager shall identify a representative authorized to act on behalf of the Construction Manager with respect to the Project. This person may be changed upon written notice of acceptance by the Owner.

2.1 Preconstruction Phase
2.1.1 The Construction Manager shall provide a preliminary evaluation of the Owner's program, schedule and construction budget requirements, each in terms of the other ("Preconstruction Phase").

2.1.2 Consultation
The Construction Manager shall schedule and conduct meetings with the Architect and Owner to discuss such matters as procedures, progress, coordination, and scheduling of the Work. The Construction Manager shall advise the Owner and Architect on proposed site use and improvements, selection of materials, and building systems and equipment. The Construction Manager shall also provide recommendations consistent with the Project requirements to the Owner and Architect on constructability; availability of materials and labor; time requirements for procurement, installation and construction; and factors related to construction cost including, but not limited to, costs of alternative designs or materials, preliminary budgets, life-cycle data, and possible cost reductions. .

2.1.3 When Project requirements in Section 3.1.1 have been sufficiently identified the Construction Manager shall prepare, and periodically update, a Project schedule ("Project Schedule") for the Architect's review and the Owner's acceptance. The Construction Manager shall obtain the Architect's approval for the portion of the Project schedule relating to the performance of the Architect's services. The Project Schedule shall coordinate and integrate the Construction Manager's services, the Architect's services, other Owner consultants' services, and the Owner's responsibilities and identify items that could affect the Project's timely completion. The updated Project Schedule shall include the following: submission of the Control Estimate; the components of the Work; times of commencement and completion required of each subcontractor; ordering and delivery of products, including those that must be ordered well in advance of construction; and the occupancy requirements of the Owner.

2.1.4 Phased Construction
The Construction Manager shall make recommendations with regard to accelerated or fast track scheduling, procurement, or phased construction. The Construction Manager shall take into consideration cost reductions, cost information, constructability, provisions for temporary facilities and procurement and construction scheduling issues.

2.1.5 Preliminary Cost Estimates
2.1.5.1 Based on the preliminary design and other design criteria prepared by the Architect, the Construction Manager shall prepare preliminary estimates of the Cost of the Work or the cost of program requirements using area, volume or similar conceptual estimating techniques for the Architect's review and Owner's approval.

2.1.5.2 As the Architect progresses with the preparation of the schematic design, design development and Construction Documents, the Construction Manager shall prepare and update, at appropriate intervals agreed to by the Owner, Construction Manager and Architect, estimates of the Cost of the Work of increasing detail and refinement and allowing for the further development of the design until such time as the Construction Manager submits a Control Estimate for the Work, pursuant to Section 2.2. Such Control Estimates shall be provided for the Architect's review and the Owner's approval. The Construction Manager shall inform the Owner and Architect when Control Estimates of the Cost of the Work exceed the latest approved Project budget and make recommendations for corrective action.

2.1.6 Subcontractors and Suppliers
The Construction Manager shall develop bidders' interest in the Project in accordance with best construction industry practice.

2.1.7 The Construction Manager shall prepare, for the Architect's review and the Owner's acceptance, a procurement schedule for items that must be ordered in advance of construction. The Construction Manager

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shall expedite and coordinate the ordering and delivery of materials that must be ordered in advance of construction. The Construction Manager shall provide a timetable for items to be ordered in advance of construction. If the Owner agrees to procure any items prior to the Owner's approval of the Control Estimate, the Owner shall procure the items on terms and conditions reasonably acceptable to the Construction Manager. Upon the Owner's approval of the Control Estimate, the Owner shall assign all contracts for these items to the Construction Manager and the Construction Manager shall thereafter accept responsibility for them.

2.1.8 Extent of Responsibility
The Construction Manager shall exercise reasonable care in preparing schedules and estimates. The Construction Manager however does not warrant or guarantee estimates and schedules, including the Control Estimate and the estimated date of Substantial Completion, except as provided in Section 2.2.4.5. The Construction Manager is not required to ascertain that the Drawings and Specifications are in accordance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, but the Construction Manager shall promptly report to the Architect and Owner any nonconformity discovered by or made known to the Construction Manager as a request for information in such form as the Architect may require.

2.1.9 Notices and Compliance with Laws
The Construction Manager shall comply with all applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities applicable to its performance under this Agreement and Contract, and with equal employment opportunity programs, and other programs as may be required by governmental and quasi-governmental authorities for inclusion in the Contract Documents.

2.2 Control Estimate
2.2.1 At a time to be mutually agreed upon by the Owner and the Construction Manager and in consultation with the Architect, the Construction Manager shall prepare a Control Estimate for the Owner's review and acceptance. The Control Estimate shall be the sum of the Construction Manager's estimate of the Cost of the Work and the Construction Manager's Fee and shall include those items set forth in Section 2.2.4 below. When the Control Estimate is acceptable to the Owner, the Owner shall acknowledge it in writing.

2.2.2 The Construction Manager shall develop and implement a detailed system of cost control that will provide the Owner and Architect with timely information as to the anticipated total Cost of the Work. The cost control system shall compare the Control Estimate with the actual cost for activities in progress and estimates for uncompleted tasks and proposed changes. This information shall be reported to the Owner in writing, no later than the Construction Manager's first Application for Payment and shall be revised and submitted with each Application for Payment.

2.2.3 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Construction Manager shall provide in the Control Estimate for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated in a revised Control Estimate by mutual agreement of the Parties.

2.2.4 The Control Estimate shall include:
1. a list of the Drawings and Specifications, including all Addenda thereto and the Conditions of the Contract;
2. a list of the clarifications and assumptions made by the Construction Manager in the preparation of the Control Estimate, including assumptions under Section 2.2.3, to supplement the information provided by the Owner and contained in the Drawings and Specifications.
3. a statement of the estimated Cost of the Work organized by trade categories or systems, allowances, and the Construction Manager's Fee.
4. the anticipated date of Substantial Completion upon which the Control Estimate is based, and a schedule for the issuance dates of the Construction Documents upon which the anticipated Substantial Completion date relies; and

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5. a statement as to whether or not the duration from the stated date of commencement of the Construction Phase to the estimated date of Substantial Completion shall become the Contract Time and be subject to the provisions of Article 8 of GCC 201.

2.2.5 The Owner shall authorize the Architect to incorporate the agreed-upon assumptions and clarifications contained in the Control Estimate. The Owner shall promptly furnish those revised Drawings and Specifications to the Construction Manager as they are revised. The Construction Manager shall notify the Owner and Architect of any inconsistencies between the Control Estimate and the revised Drawings and Specifications.

2.3 Construction Phase
2.3.1 General
2.3.1.1 For purposes of Section 8.1.2 of GCC 201, the date of commencement of the Work shall mean the date of commencement of the Construction Phase.

2.3.1.2 The Construction Phase shall commence upon the Owner's approval of the Control Estimate or the Owner's issuance of a Notice to Proceed, whichever occurs earlier.

2.3.2 Administration
2.3.2.1 Those portions of the Work that the Construction Manager does not customarily perform with the Construction Manager's own personnel shall be performed by subcontractor entities ("Subcontractor") under subcontracts or by other appropriate agreements ("Subcontract") with the Construction Manager. The Construction Manager shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner will then determine, with the advice of the Construction Manager and the Architect, which bids will be accepted. The Construction Manager shall not be required to contract with anyone to whom the Construction Manager has reasonable objection.

2.3.2.2 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded to the Subcontractor on the basis of cost plus a fee without the prior written consent of the Owner. If the Subcontract is awarded on a cost-plus a fee basis, the Construction Manager shall provide in the Subcontract for the Owner to receive the same audit rights with regard to the Subcontractor as the Owner receives with regard to the Construction Manager in Section 6.11 below.

2.3.2.3 If the Construction Manager recommends a specific bidder that may be considered a "related party" according to Section 6.10, then the Construction Manager shall notify the Owner in writing of such relationship and notify the Owner of the specific nature of the contemplated transaction, according to Section 6.10.2.

2.3.2.4 The Construction Manager shall schedule and conduct meetings to discuss such matters as procedures, progress, coordination, scheduling, and status of the Work. The Construction Manager shall prepare and promptly distribute summaries of the same to the Owner and Architect if requested.

2.3.2.5 Upon the Owner's approval of the Control Estimate, the Construction Manager shall prepare and submit to the Owner and Architect a construction schedule for the Work and submittal schedule in accordance with Section 3.10 of GCC 201.

2.3.2.6 The Construction Manager shall record the progress of the Project. On a monthly basis, or otherwise as agreed to by the Owner, the Construction Manager shall submit written progress reports to the Owner and Architect, showing percentages of completion and other information required by the Owner. The Construction Manager shall also keep, and make available to the Owner and Architect, a daily log containing a record for each day of weather, portions of the Work in progress, number of workers on site, identification of equipment on site, problems that might affect progress of the Work, accidents, injuries, and other information required by the Owner.

2.4 Professional Services

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Section 3.12.10 of GCC 201 shall apply to both the Preconstruction and Construction Phases.

2.5 Hazardous Materials
Section 10.3 of GCC 201 shall apply to both the Preconstruction and Construction Phases.

ARTICLE 3 OWNER'S RESPONSIBILITIES
3.1 Information and Services Required of the Owner
3.1.1 The Owner shall provide information with reasonable promptness, regarding requirements for and limitations on the Project, including a written program that shall set forth the Owner's objectives, constraints, and criteria, including schedule, space requirements and relationships, flexibility and expandability, special equipment, systems sustainability and site requirements.

3.1.2 Prior to the Owner's approval of the Control Estimate, or within seven days of receiving the Owner's written acknowledgment required by Section 2.2.1, the Construction Manager may request in writing that the Owner provide reasonable evidence that the Owner has made financial arrangements to fulfill the Owner's obligations under the Contract. Thereafter, the Construction Manager may request such evidence as necessary including if (1) the Owner fails to make payments to the Construction Manager as the Contract Documents require, (2) a change in the Work materially changes the Contract Sum, or (3) the Construction Manager identifies in writing a reasonable concern regarding the Owner's ability to make payment when due. The Owner shall furnish such evidence as a condition precedent to commencement or continuation of the Work or the portion of the Work affected by a material change. After the Owner furnishes the evidence, the Owner shall not materially vary such financial arrangements without prior notice to the Construction Manager and Architect.

3.1.3 The Owner shall establish and periodically update the Owner's budget for the Project, including (1) the budget for the Cost of the Work as defined in Section 6.1.1, (2) the Owner's other costs, and (3) reasonable contingencies related to all of these costs. If the Owner significantly increases or decreases the Owner's budget for the Cost of the Work, the Owner shall notify the Construction Manager and Architect. The Owner and the Architect, in consultation with the Construction Manager, shall thereafter agree to a corresponding change in the budget for the Cost of the Work or in the Project's scope and quality.

3.1.4 Structural and Environmental Tests, Surveys and Reports. During the Preconstruction Phase, the Owner shall furnish the following information or services with reasonable promptness. The Owner shall also furnish any other information or services under the Owner's control and relevant to the Construction Manager's performance of the Work with reasonable promptness after receiving the Construction Manager's written request for such information or services. The Construction Manager shall be entitled to rely on the accuracy of information and services furnished by the Owner but shall exercise proper precautions relating to the safe performance of the Work.

3.1.4.1 The Owner shall furnish tests, inspections and reports required by law and as otherwise agreed to by the Parties, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials.

3.1.4.2 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the said site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; designated wetlands; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a "Project Benchmark".

3.1.4.3 The Owner, when such services are requested, shall furnish services of geotechnical engineers, which may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, seismic evaluation, ground corrosion tests and


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resistivity tests, including necessary operations for anticipating subsoil conditions, with written reports and appropriate recommendations.

3.1.4.4 During the Construction Phase, the Owner shall furnish information or services required of the Owner by the Contract Documents with reasonable promptness. The Owner shall also furnish any other information or services under the Owner's control and relevant to the Construction Manager's performance of the Work with reasonable promptness after receiving the Construction Manager's written request for such information or services.

3.2 Owner's Designated Representative
The Owner shall identify a representative authorized to act on behalf of the Owner with respect to the Project. The Owner's representative shall render decisions promptly and furnish information expeditiously, so as to avoid unreasonable delay in the services or Work of the Construction Manager. Except as otherwise provided in Section 4.2.1 of GCC 201, the Architect does not have such decision-making authority. The term "Owner" means the Owner or the Owner's authorized representative.

3.2.1 Legal Requirements. The Owner shall furnish all legal, insurance and accounting services, including auditing services that may be reasonably necessary at any time for the Project to meet the Owner's needs and interests.

3.3 Architect
The Owner shall retain an Architect to provide substantially the services, duties and responsibilities as described in Document B103T, Standard Form of Agreement between Owner and Architect, including any additional services reasonably requested by the Construction Manager that are necessary for the Preconstruction and Construction Phase services under this Agreement. The Owner shall provide the Construction Manager a copy of the executed agreement between the Owner and the Architect, and any further modifications to that agreement.

ARTICLE 4 COMPENSATION AND PAYMENTS FOR PRECONSTRUCT/ON PHASE SERVICES
4.1 Compensation
4.1.1 For the Construction Manager's Preconstruction Phase services, the Owner shall compensate the Construction Manager as follows:

4.1.2 For the Construction Manager's Preconstruction Phase services described in Sections 2.1 and 2.2 the Construction Manager will receive a non-refundable Preconstruction Fee of $150,000.

4.1.3 In addition, the Construction Manager will receive reimbursement for the following costs and expenses: travel, lodging, meals and per diem expenses when on Project business, actual printing costs, telephone and mailing charges associated with the Project, and such other charges that may be reasonably approved by the Owner from time to time. Reimbursement of expenses will be made monthly within ten (10) business days following submittal.

4.2 Payments
4.2.1 Payment for Preconstruction Phase services shall be made as follows: $50,000.00 simultaneously upon execution of this Agreement and $100,000.00 45 days after the execution date of this Agreement Payment will be made in US dollars to an account so designated by the Construction Manager in writing.

ARTICLE 5 COMPENSATION FOR CONSTRUCTION PHASE SERVICES
5.1 For the Construction Manager's performance of the Work during the Construction Phase as described in Section 2.3, the Owner shall pay the Construction Manager the Contract Sum as follows. The Contract Sum is the Cost of the Work as defined in Section 6.1.1 plus the Construction Manager's fee of ten (10%) percent of the Cost of Work) ("Construction Manager's Fee")

5.1.1 The Form of Payment:

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Upon the acceptance of the Agreement the Owner will establish sufficient payment for the performance of the Contract and payment of the Contract Sum to the Construction Manager in such form of payment acceptable to the Construction Manager. The form of payment will be negotiated within fifteen days (15)) of date of Contract

5.1.3 At monthly intervals, the Construction Manager will receive payments based upon the progress of the Project. Each month the Construction Manager will submit an invoice for the Cost of the Work incurred during the period, plus the Construction Manager's Fee of ten (10%) percent of such Cost of the Work. The Owner will review and approve the invoice in writing within ten (10) business days. Upon approval of the invoice, the Construction Manager and the Owner will agree with respect to the Form of Payment to be applied.

5.1.4 Rental rates for Construction Manager-owned equipment shall not exceed one hundred percent (100%) of the standard rate paid at the place of the Project.

5.2 Changes in the Work
5.2.1 The Owner may, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions. The Owner shall issue such changes in writing. The Architect may make minor changes in the Work as provided in Section 7.4 of GCC 201. The Construction Manager shall be entitled to an equitable adjustment in the Contract Time as a result of changes in the Work. The Construction Manager shall incorporate all changes in the Work and Contract Time as separate entries in the Control Estimate.

5.2.2 Increased costs for the items set forth in Sections 6.1 through 6.7 that result from changes in the Work shall become part of the Cost of the Work.

5.2.3 If the Construction Manager receives any Drawings, Specifications, interpretations or instructions from the Owner or Architect which are inconsistent with the Contract Documents, or encounters unanticipated conditions, any of which will result in a significant change in the Cost of the Work or estimated date of Substantial Completion in comparison with the Control Estimate, the Construction Manager shall promptly notify the Owner and Architect in writing and shall not proceed with the affected Work until the Construction Manager receives further written instructions from the Owner and Architect.

ARTICLE 6 COST OF THE WORK FOR CONSTRUCTION PHASE
6.1 Costs to Be Reimbursed
6.1.1 The term Cost of the Work shall mean costs necessarily and reasonably incurred by the Construction Manager in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in Sections 6.1 through 6.7.

6.1.2 Where any cost is subject to the Owner's prior approval, the Construction Manager shall obtain this approval in writing prior to incurring the cost.

6.2 Labor Costs shall include:
6.2.1 Wages of construction workers directly employed by the Construction Manager to perform the construction work at the site or, with the Owner's prior approval, at off-site workshops.

6.2.2 Wages or salaries of the Construction Manager's supervisory and administrative personnel when stationed at the site. Additionally, wages or salaries of the Construction Manager's logistics supervisor and accountant, both of whom will be stationed at the Construction Manager's principal offices, shall be included in the Cost of the Work but only for that portion of their time required for the Work.


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6.2.3 Wages and salaries of the Construction Manager's supervisory or administrative personnel engaged at factories (to include the Titan Atlas Global factory), workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

6.2.4 Costs paid or incurred by the Construction Manager for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Sections 6.2.1 through 6.2.3.

6.2.5 Bonuses, profit sharing, incentive compensation and any other discretionary payments paid to anyone hired by the Construction Manager or paid to any Subcontractor or vendor, with the Owner's prior written approval.

6.3 Subcontract Costs
Payments made by the Construction Manager to Subcontractors in accordance with the requirements of the Subcontracts.

6.4 Costs of Materials and Equipment Incorporated in the Completed Construction shall include:
6.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

6.4.2 Costs of materials described in the preceding Section 6.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner's property at the completion of the Work or, at the Owner's option, shall be sold by the Construction Manager. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

6.5 Costs of Other Materials and Equipment, Temporary Facilities and Related Items shall include:
6.5.1 Costs of transportation, storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment and hand tools not previously owned by the Construction Manager that are provided by the Construction Manager at the site and fully consumed in the performance of the Work. Costs of materials, supplies, temporary facilities, machinery, equipment and tools that are not fully consumed shall be based on the cost or value of the item at the time it is first used on the Project site less the value of the item when it is no longer used at the Project site. Costs for items not fully consumed by the Construction Manager shall mean fair market value.

6.5.2 Rental charges for temporary facilities, machinery, equipment and hand tools not previously owned by Construction Manager that are provided by the Construction Manager at the site and costs of transportation, installation, minor repairs, dismantling and removal. The total rental cost of any Construction Manager-owned item may not exceed the purchase price of any comparable item. Rates of Construction Manager-owned equipment and quantities of equipment shall be subject to the Owner's prior written approval.

6.5.3 Costs of removal of debris from the site of the Work and its proper and legal disposal.

6.5.4 Actual costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and principal offices of the Construction Manager and reasonable petty cash expenses of the site office.

6.5.5 That portion of the reasonable expenses of the Construction Manager's supervisory or administrative personnel incurred while traveling in discharge of duties connected with the Work.

6.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, subject to the Owner's prior written approval.

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6.6 Miscellaneous Costs shall include:
6.6.1 Premiums for that portion of insurance and bonds required by the Contract Documents that can be directly attributed to this Contract. Self-insurance for either full or partial amounts of the coverage required by the Contract Documents, with the Owner's prior approval.

6.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work and for which the Construction Manager is liable.

6.6.3 Fees and assessments for the building permits and for other permits, licenses and inspections for which the Construction Manager is required by the Contract Documents to pay.

6.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Section 13.5.3 of Document GCC201 or by other provisions of the Contract Documents, and which do not fall within the scope of Section 6.7.3.

6.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Construction Manager resulting from such suits or claims and payments of settlements made with the Owner's consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Construction Manager's Fee. If such royalties, fees and costs are excluded by the last sentence of Section 3.17 of GCC 201 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work. Notwithstanding the foregoing, if the use of a particular design, process or product was recommended by the Construction Manager, the costs of defending suits or claims for infringement of patent rights; and payments made in accordance with legal judgments against the Construction Manager resulting from such suits or claims and payments of settlements shall not be included in the Cost of Work.

6.6.6 Costs for electronic equipment and software, directly related to the Work with the Owner's prior approval.

6.6.7 Deposits lost for causes other than the Construction Manager's negligence or failure to fulfill a specific responsibility in the Contract Documents.

6.6.8 Legal, mediation and arbitration costs, including attorneys' fees, other than those arising from disputes between the Owner and Construction Manager, reasonably incurred by the Construction Manager after the execution of this Agreement in the performance of the Work and with the Owner's prior written approval, which shall not be unreasonably withheld, except to the extent arising from the negligence or willful misconduct of the Construction Manager.

6.6.9 Expenses incurred in accordance with the Construction Manager's standard written personnel policy for relocation and temporary living allowances of the Construction Manager's personnel required for the Work, or such expenses incurred for relocation and temporary living allowances not included in the Construction Manager's written personnel policy as approved by the Owner prior to incurring such expenses. Construction Manager shall make said policies available for the Owner to review and approve (at its discretion) in writing as soon as reasonably practicable.

6.7 Other Costs and Emergencies shall include:
6.7.1 Other costs incurred in the performance of the Work if, and to the extent, approved in advance in writing by the Owner.

6.7.2 Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.4 of GCC 201.

6.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Construction Manager, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused

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by negligence or failure to fulfill a specific responsibility of the Construction Manager and only to the extent that the cost of repair or correction is not recovered by the Construction Manager from insurance, sureties, Subcontractors, suppliers, or others.

6.7.4 The costs described in Sections 6.1 through 6.7 shall be included in the Cost of the Work notwithstanding any provision of GCC 201 that may require the Construction Manager to pay such costs, unless such costs are excluded by the provisions of Section 6.8.

6.8 Costs Not to Be Reimbursed
6.8.1 The Cost of the Work shall not include the items listed below:

1. Salaries and other compensation of the Construction Manager's personnel stationed at the Construction Manager's principal office or offices other than the site office, except as specifically provided in Section 6.2, or as may be provided in Article 11;
2. Overhead expenses of the Construction Manager's principal office and offices other than the site office;
3. Overhead and general expenses, except as may be expressly included in Sections 6.1 through 6.7;
4. The Construction Manager's capital expenses, including interest on the Construction Manager's capital;
5. Except as provided in Section 6.7.3 of this Agreement, costs due to the negligence or failure of the Construction Manager, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable to fulfill a specific responsibility of the Contract;
6. Any cost not specifically and expressly described in Sections 6.1 through 6.7.

6.9 Discounts, Rebates and Refunds
6.9.1 Cash discounts obtained on payments made by the Construction Manager shall accrue to the Owner if (1) before making the payment, the Construction Manager included them in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Construction Manager with which to make payments; otherwise, cash discounts shall accrue to the Construction Manager. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Construction Manager shall make appropriate provisions so that they can be obtained.

6.9.2 Amounts that accrue to the Owner in accordance with the provisions of Section 6.9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

6.10 Related Party Transactions
6.10.1 For purposes of Section 6.10, the term "Related Party" shall mean a parent, subsidiary, affiliate or other entity having common ownership or management with the Construction Manager; any entity in which any stockholder in, or management employee of, the Construction Manager owns any interest in excess of ten percent (10%) in the aggregate; or any person or entity which has the right to control the business or affairs of the Construction Manager. The term Related Party includes any member of the immediate family of any person identified above.

6.10.2 If any of the costs to be reimbursed arise from a transaction between the Construction Manager and a Related Party, the Construction Manager shall notify the Owner of the specific nature of the contemplated transaction, including the identity of the Related Party and the anticipated cost to be incurred, before any such transaction is consummated or cost incurred. If the Owner, after such notification, authorizes in writing the proposed transaction, then the cost incurred shall be included as a cost to be reimbursed, and the Construction Manager shall procure the Work, equipment, goods or service from the Related Party, as a Subcontractor, according to the terms of Sections 2.3.2.1, 2.3.2.2 and 2.3.2.3. If the Owner fails to authorize the transaction, the Construction Manager shall procure the Work, equipment, goods or service from some person or entity other than a Related Party according to the terms of Sections 2.3.2.1, 2.3.2.2 and 2.3.2.3.

6.10.3 The Owner specifically acknowledges that the Construction Manager, Shore Development and Construction LLC, is a subsidiary of Titan Atlas Global LLC (Titan Atlas") Further the Owner acknowledges

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and authorizes the Construction manager to purchase products, goods and materials from Titan Atlas. Such products will include but are not limited to: the proprietary TAG 3-D panel, the TAG Kit™, wire mesh in all varieties, fibers, waterproofing agents, concrete, paints and finishes, electrical materials, and plumbing materials. The Owner acknowledges that the Construction Manager will purchase such products from Titan Atlas at prices generally available to other customers and that there will be no discounts, rebates, or reductions in the prices of the products, goods and materials afforded to the Construction Manager and the Owner that are not also available to other customers of Titan Atlas.

6.11 Accounting Records
The Construction Manager shall keep full and detailed records and accounts related to the cost of the Work and exercise such controls as may be necessary for proper financial management under this Agreement and Contract and to substantiate all costs incurred. The accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's auditors shall, during regular business hours and upon reasonable notice, be afforded access to, and shall be permitted to audit and copy, the Construction Manager's records and accounts, including complete documentation supporting accounting entries, books, correspondence, instructions, Drawings, receipts, Subcontracts, Subcontractor's proposals, purchase orders, vouchers, memoranda and other data relating to this Agreement and Contract. The Construction Manager shall preserve these records for a period of three (3) years after final payment, or for such longer period as may be required by law.

ARTICLE 7 PAYMENTS FOR CONSTRUCTION PHASE SERVICES
7.1 Progress Payments
7.1.1 Based upon Applications for Payment submitted to the Representative of the Owner by the Construction Manager and Certificates for Payment issued by the Representative of the Owner, the Owner shall make progress payments on account of the Contract Sum to the Construction Manager as provided below and elsewhere in the Contract Documents.

7.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

7.1.3 Provided that an Application for Payment is received by the Representative of the Owner not later than the 25th day of a month, the Owner shall make payment of the certified amount to the Construction Manager not later than the last day of the same month. If an Application for Payment is received by the Representative of the Owner after the application date fixed above, payment shall be made by the Owner not later than ten (10) days after the Representative of the Owner receives the Application for Payment.

7.1.4 With each Application for Payment, the Construction Manager shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Representative of the Owner to demonstrate that cash disbursements already made by the Construction Manager on account of the Cost of the Work equal or exceed progress payments already received by the Construction Manager, less that portion of those payments attributable to the Construction Manager's Fee, plus payrolls for the period covered by the present Application for Payment.

7.1.5 Applications for Payment shall show the Cost of the Work actually incurred by the Construction Manager through the end of the period covered by the Application for Payment and for which the Construction Manager has made or intends to make actual payment prior to the next Application for Payment.

7.1.6 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

1. Take the Cost of the Work as described in Section 6.1.1;
2. Add the Construction Manager's Fee, less retainage of five percent (5%). The Construction Manager's Fee shall be computed upon the Cost of the Work described in the preceding Section 7.1.6.1 at the rate stated in Section 5.1.1; or if the Construction Manager's Fee is stated as a fixed sum in that Section, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work bears to a reasonable estimate of the probable Cost of the Work upon its completion;

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3. Subtract retainage of five percent (5 %) from that portion of the Work that the Construction Manager self-performs;
4. Subtract the aggregate of previous payments made by the Owner;
5. Subtract the shortfall, if any, indicated by the Construction Manager in the documentation required by Section 7.1.4 or resulting from errors subsequently discovered by the Owner's auditors in such documentation; and
6. Subtract amounts, if any, for which the Representative of the Owner has withheld or withdrawn a Certificate for Payment as provided in the Contract Documents.

7.1.7 The Owner and Construction Manager shall agree upon (1) a mutually acceptable procedure for review and approval of payments to Subcontractors and (2) the percentage of retainage held on Subcontracts, and the Construction Manager shall execute subcontracts in accordance with those agreements.

7.1.8 Except with the Owner's prior written approval, the Construction Manager shall not make advance payments to suppliers for materials or equipment that have not been delivered and stored either at the site, at the Construction manager's principal offices or at a mutually agreed location.

7.1.9 In taking action on the Construction Manager's Applications for Payment, the Representative of the Owner shall be entitled to rely on the accuracy and completeness of the information furnished by the Construction Manager and shall not be deemed to represent that the Representative of the Owner has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 7.1.4 or other supporting data; that the Representative of the Owner has made exhaustive or continuous on-site inspections; or that the Representative of the Owner has made examinations to ascertain how or for what purposes the Construction Manager has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner's auditors acting in the sole interest of the Owner.

7.2 Final Payment
7.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Construction Manager when

1. The Construction Manager has fully performed the Contract except for the Construction Manager's responsibility to correct Work as provided in Section 12.2.2 of Document GCC201, and to satisfy other requirements, if any, which extend beyond final payment;
2. The Construction Manager has submitted a final accounting for the Cost of the Work and a final Application for Payment; and
3. A final Certificate for Payment has been issued by the Representative of the Owner.

The Owner's final payment to the Construction Manager shall be made no later than 30 (thirty) days after the issuance by the Representative of the Owner of the final Certificate for Payment.

7.2.2 The Owner's auditors will review and report in writing on the Construction Manager's final accounting within 30 days after delivery of the final accounting to the Representative of the Owner by the Construction Manager. Based upon such Cost of the Work as the Owner's auditors report to be substantiated by the Construction Manager's final accounting, and provide the other conditions of Section 7.2.1 have been met, the Representative of the Owner will, within 7 (seven) days after receipt of the written report of the Owner's auditors, either issue to the Owner a final Certificate for Payment with a copy to the Construction Manager, or notify the Construction Manager and Owner in writing of the Representative of the Owner's reasons for withholding a certificate as provided in Section 9.5.1 of the Document GCC201. The time periods stated in this Section supersede those stated in Section 9.4.1 of the Document GCC201. The Representative of the Owner is not responsible for verifying the accuracy of the Construction Manager's final accounting.

7.2.3 If the Owner's auditors report the Cost of the Work as substantiated by the Construction Manager's final accounting to be less than claimed by the Construction Manager, the Construction Manager shall be entitled to request mediation of the disputed amount without seeking an initial decision pursuant to Section

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15.2 of GCC201. A request for mediation shall be made by the Construction Manager within sixty days (60) after the Construction Manager's receipt of a copy of the Representative of the Owner's final Certificate for Payment. Failure to request mediation within this sixty day (60) period shall result in the substantiated amount reported by the Owner's auditors becoming binding on the Construction Manager. Pending a final resolution of the disputed amount, the Owner shall pay the Construction Manager the amount certified in the Representative of the Owner's final Certificate for Payment.

7.2.4 If, subsequent to final payment and at the Owner's request, the Construction Manager incurs costs described in Section 6.1.1 and not excluded by Section 6.8 to correct defective or nonconforming Work, the Owner shall reimburse the Construction Manager such costs and the Construction Manager's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment.

ARTICLE 8 INSURANCE AND BONDS

8.1 For the Preconstruction Phase of the Project, the Construction Manager and the Owner shall purchase or maintain appropriate insurance. For the Construction Phases of the Project, the Construction Manager and the Owner shall purchase and maintain appropriate insurance, and the Construction Manager shall provide or ensure the provision of bonds as set forth in Article 11 of Document GCC201 and as required by State or local government entities.

ARTICLE 9 DISPUTE RESOLUTION

9.1 Any Claim between the Owner and Construction Manager shall be resolved in accordance with the provisions set forth in this Article 9 and Article 15 of GCC 201. However, for Claims arising from or relating to the Construction Manager's Preconstruction Phase services, no decision by the Initial Decision Maker shall be required as a condition precedent to mediation or binding dispute resolution, and Section 9.3 of this Agreement shall not apply.

9.2 For any Claim subject to, but not resolved by mediation pursuant to Section 15.3 of Document GCC201, the method of binding dispute resolution shall be as follows: Arbitration pursuant to Section 15.4 of Document GCC201.

9.3 Initial Decision Maker

The Architect will serve as the Initial Decision Maker pursuant to Section 15.2 of Document GCC 201 for Claims arising from or relating to the Construction Manager's Construction Phase services, unless the Parties appoint below another individual, not a party to the Agreement, to serve as the Initial Decision Maker.

ARTICLE 10 TERMINATION OR SUSPENSION

10.1 Termination Prior to Owner's Approval of the Control Estimate

10.1.1 Prior to the Owner's approval of the Control Estimate, the Owner may terminate this Agreement upon not less than twenty (20) days' written notice to the Construction Manager for the Owner's convenience and without cause and the Construction Manager may terminate this Agreement, upon not less than twenty (20) days' written notice to the Owner, for the reasons set forth in Section 14.1.1 of GCC 201.

10.1.2 In the event of termination of this Agreement pursuant to Section 10.1.1, the Construction Manager shall retain the non-refundable Preconstruction fee of $150,000, and in addition be equitably compensated for Preconstruction Phase services performed prior to receipt of a notice of termination to the extent exceeding $150,000. In no event shall the Construction Manager's compensation under this Section exceed the compensation set forth in Section 4.1.

10.1.3 In the event of termination or this Agreement pursuant to Section 10.1.1 after the commencement of the Construction Phase, the Owner shall pay to the Construction Manager under Section 10.1.2 an amount

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calculated as follows, which amount shall be in addition to any compensation paid to the Construction Manager under Section 10.1.2:

1. Take the Cost of the Work incurred by the Construction Manager to the date of termination;
2. Add the Construction Manager's Fee computed upon the Cost of the Work to the date of termination; and
3. Subtract the aggregate of previous payments, made by the Owner for Construction Phase services.

The Owner shall also pay the Construction Manager fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager that the Owner elects to retain and which is not otherwise included in the Cost of the Work under Section 10.1.3.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 10, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction Manager under such subcontracts or purchase orders. All Subcontracts, purchase orders and rental agreements entered into by the Construction Manager will contain provisions allowing for assignment to the Owner as described above.

If the Owner accepts assignment of Subcontracts, purchase orders or rental agreements as described above, the Owner will reimburse or indemnify the Construction Manager for all costs arising under the Subcontract, purchase order or will reimburse or indemnify the Construction Manager for all costs arising under the Subcontract, purchase order or terminated. If the Owner chooses not to accept assignment of any Subcontract, purchase order or rental agreement that would have constituted a Cost of the Work had this agreement not been terminated, the Construction Manager will terminate the Subcontract, purchase order or rental agreement and the Owner will pay the Construction Manager the costs necessarily incurred by the Construction Manager because of such termination.

10.2.4 In addition to the Owner's right to terminate this Agreement for cause as provided in Section 14.2.1 of GCC201, the Owner may terminate this Agreement for convenience as provided in Section 14.4; however, the Owner shall then pay the Construction Manager an amount calculated as follows:

1. The Cost of the Work incurred by the Construction Manager to the date of termination; plus
2. The Construction Manager's Fee computed upon the Cost of the Work to the date of termination; and
3 Subtract the aggregate of previous payments made by the Owner.

10.3 Suspension
The Work may be suspended by the Owner as provided in Article 14 of GCC 201. In such case, the Control Estimate and Contract Time shall be increased as provided in Section 14.3.2 of GCC 201, except that the term "profit" shall be understood to mean the Construction Manager's Fee as described in Sections 5.1 and 5.2.4 of this Agreement.

ARTICLE 11 MISCELLANEOUS PROVISIONS
11.1 Terms in this Agreement shall have the same meaning as those in GCC 201.

11.2 Ownership and Use of Documents
Section 1.5 of GCC 201 shall apply to both the Preconstruction and Construction Phases.

11.3 Governing Law
Section 13.1 of GCC 201 shall apply to both the Preconstruction and Construction Phases.

11.4 Assignment
The Owner and Construction Manager, respectively, bind themselves, their agents, successors, assigns and legal representatives to this Agreement. Neither the Owner nor the Construction Manager shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to a

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lender providing financing for the Project if the lender agrees to assume the Owner's rights and obligations under this Agreement. Except as provided in Section 13.2.2 of GCC 201, neither Party to the Agreement or Contract shall assign the Agreement or Contract as a whole without written consent of the other. If either Party attempts to make such an assignment without such consent, that Party shall nevertheless remain legally responsible for all obligations under the Agreement and Contract.

11.5 Other provisions:
Notices
Any notice required to be given by any Party pursuant to this Agreement shall be in writing and shall be deemed to have been properly given, rendered or made only if either (i) delivered personally to the Party or, if such Party is not an individual, to an officer or other legal representative of the Party to whom the same is directed, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) sent via nationally recognized overnight courier for next business day delivery, addressed to each other Party at the addresses set forth above (or to such other address as any particular Party may designate for notices to it to each other Party from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the date of personal delivery, the first business day after having been deposited with the courier service or the national postal service of the country of the Party's residence.

ARTICLE 12 SCOPE OF THE AGREEMENT
12.1 This Agreement represents the entire and integrated agreement between the Owner and the Construction Manager and supersedes all prior negations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both the Owner and Construction Manager.

12.2 The following documents comprise the Agreement:
1. Document OCM134, Agreement Between Owner and Construction Manager as Constructor where the basis of payment is the Cost of the Work Plus a Fee without a Guaranteed Maximum Price
2. Document GCC201, General Conditions of the Contract for Construction
   Document E201, Digital Data Protocol Exhibit, if completed, or the following:
3. Document E202, Building Information Modeling Protocol Exhibit, if completed, or the following:
4. Other Documents:
   1) Common Stock Agreement
   2) Senior Convertible Notes Agreement
   3) Senior Debentures Agreement

This Agreement entered into as of the day and year first written above.

OWNER: Medient Studios, Inc.

DocuSigned by:
(Signature)
CFE1A08F7F214EA...
Manu Kumaran, Chairman and CEO
Medient Studios, Inc.

CONSTRUCTION MANAGER: Shore Development and Construction, LLC

(Signature)
Jeremy Blackburn, President
Shore Development and Construction, LLC